Exhibit 99.1

Compass Diversified Discloses Non-Reliance on Financial Statements for Fiscal 2024 Amid an Ongoing Internal Investigation into its Subsidiary, Lugano Holding, Inc.
The Company Intends to Delay Quarterly Earnings and Filing of 2025 Q1 Form 10-Q

WESTPORT, Conn., May 7, 2025 (GLOBE NEWSWIRE) – Compass Diversified (NYSE: CODI) (“CODI”) today disclosed non-reliance on its financial statements for fiscal 2024 amid an ongoing internal investigation into its subsidiary, Lugano Holding, Inc. It also announced that it intends to delay the filing of its first quarter 2025 Form 10-Q.
The Audit Committee of CODI’s Board of Directors promptly launched an investigation after CODI’s senior leadership was made aware of concerns about how Lugano was potentially financing inventory. The investigation, led by outside counsel and a forensic accounting firm, is ongoing but has preliminarily identified irregularities in Lugano’s non-CODI financing, accounting, and inventory practices. After discussing with senior leadership and investigators, the Audit Committee of CODI’s Board has concluded that the previously issued financial statements for 2024 require restatement and should no longer be relied upon.
Effective May 7, 2025, Lugano’s founder and CEO, Moti Ferder, resigned from all of his positions at Lugano and will not receive any severance compensation. These issues are limited to Lugano, of which CODI owns approximately 60%, and the investigation is not focused on CODI’s other subsidiaries.
“The company's Board of Directors continues to have confidence in CODI leadership and Compass Group Management, the company’s external manager,” said Larry Enterline, Chair of the CODI Board of Directors. “The company’s manager and its employees reacted swiftly and decisively in response to a concern regarding Lugano, elevating it immediately to our Audit Committee. They have been proactively engaged with the Audit Committee and our investigators throughout this process to both accelerate the investigation and work to limit any long-term impact on CODI shareholders.”

The Board and senior leadership team at CODI are committed to seeing the investigation through and are actively evaluating all available options to preserve value and protect all layers of CODI’s capital structure, including common shareholders.
“What has been uncovered through the investigation thus far does not reflect who we are as a business and the values we uphold,” said Elias Sabo, CEO of CODI. “Our priority is to support the Audit Committee’s investigation and to fully understand what happened. CODI’s other eight subsidiary companies have strong balance sheets and cash flow, and we are, as always, fully focused on protecting our stakeholders and maximizing value.”

CODI is a holding company that acquires and actively manages middle-market businesses. With its diverse group of successful businesses, CODI is uniquely structured to withstand downturns and losses at individual subsidiary companies.
At Lugano, Josh Gaynor, who joined the company in 2024 as President, has been appointed interim CEO. He and Lugano CFO Christoph Pachler, who also joined Lugano in 2024, will step in to handle all of Mr. Ferder’s former responsibilities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation the CODI’s expectations as to the timing and outcome of the Audit Committee’s investigation, actions taken in response to the outcome of the Audit Committee’s investigation, the future performance of Lugano and CODI’s other subsidiaries, the filing or delay of CODI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and subsequent periodic reports, the amount of any potential misstatements associated with Lugano and the impact any such misstatements may have on CODI’s previously issued financial statements or results of operations. Such forward looking statements may be identified by, among other things, the use of forward-looking terminology such as “believe,” “expect,” “may,” “could,” “would,” “plan,” “intend,” “estimate,” “predict,” “potential,” “continue,” “should” or “anticipate” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements are based on beliefs and assumptions by the Board of Directors and management, and on information currently available to the Board of Directors and management. These statements involve risk and uncertainties that could cause the actual results and outcomes to differ, perhaps materially, including but not limited to: the discovery of additional information relevant to the investigation; the conclusions of the Audit Committee (and timing of those conclusions) concerning matters relating to the investigation; and the timing of the review by, and the conclusions of, CODI’s independent registered public accounting firm regarding the investigation and CODI’s financial statements. Please see CODI’s Annual Report on Form 10-K for the year ended December 31, 2024 for other risk factors that you should consider in connection with such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements have been made. CODI does not undertake any public obligation to update any forward-looking statements to reflect events, circumstances, or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

###